CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (File No. 2-98790) ("Registration Statement") of our reports dated September 6, 2001, relating to the financial statements and financial highlights appearing in the July 31, 2001, Annual Report of Putnam Tax-Free High Yield Fund and Putnam Tax-Free Insured Fund, each a series of Putnam Tax-Free Income Trust which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
November 27, 2001